Exhibit 10.3

INVENTORY PURCHASE AGREEMENT

THIS INVENTORY PURCHASE AGREEMENT (this “Agreement”) is entered into on October 8, 2007 between Reagents Applications, Inc., a Delaware corporation (“RAI”) located at 8225 Mercury Court, San Diego, CA 92121 and Cliniqa Corporation, a California corporation (“Cliniqa”) located at 774 Twin Oaks Valley Road, San Marcos, CA 92069.

RECITAL

A.           RAI and Cliniqa have entered into an Asset Purchase Agreement (“Purchase Agreement”) dated October 8, 2007 whereby Cliniqa has agreed to buy specified assets of Reagents Applications, Inc., a wholly owned subsidiary of Hemagen Diagnostics, Inc (“Hemagen”).

B.           Cliniqa desires to purchase inventory from RAI.

C.           RAI has agreed to supply such inventory to Cliniqa on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           DEFINITIONS.

1.1            “Effective Date” shall mean the date first set forth in the first paragraph of this

Agreement.

1.2            “Party” or “Parties” shall mean, respectively, RAI or Cliniqa, and RAI and Cliniqa.

1.3            “Purchase Price” shall have the meaning assigned to such term in Section 3.1.

1.4           “Inventory” shall mean the products listed on Exhibit A.

1.5           “Term” shall have the meaning assigned to such term in Section 6.1.

1.6           “Minimum Purchase Commitment” shall have the meaning assigned to such term in Section 2.2.

2.           INVENTORY

2.1           Inventory Selection.  During the term of this Agreement, RAI shall sell to Cliniqa, and Cliniqa will purchase from RAI, free and clear of any charges, encumbrances, security interests and claims, Inventory which has been selected by Cliniqa, from Exhibit A, as Cliniqa wishes to acquire from RAI.

2.2           Supply.  Cliniqa shall purchase Inventory pursuant to this Agreement and be obligated to purchase a minimum of $500,000 of Inventory (the “Minimum Purchase Commitment”) during the 18 month period after the effective date.  Pursuant to the Purchase Agreement, Cliniqa’s Purchase Price includes $100,000 of Inventory and thus the Minimum Purchase Commitment shall begin after Cliniqa receives $100,000 of Inventory.

2.3           Acceptance of Purchase Orders.  Cliniqa shall issue purchase orders under this Agreement.  RAI shall accept all purchase orders that are issued in conformance with the terms and conditions of this Agreement.  Upon acceptance of a purchase order, this Agreement and such accepted purchase order shall constitute a contract between Cliniqa and RAI.  If there is a conflict of terms between the terms of this Agreement and any such accepted purchase order, the terms of this Agreement shall prevail.

2.4           Delivery.  RAI shall maintain its Inventory on a consignment basis to Cliniqa at the Raichem facility, located at 8225 Mercury Court, San Diego, CA 92121, or at another facility if Cliniqa moves its operations out of the Raichem facility.  Cliniqa shall ensure that the Inventory is segregated physically from its own inventory.  Cliniqa acknowledges that it shall be responsible for maintaining and safeguarding the Inventory, including maintaining all risk property damage insurance on such inventory at the replacement value, naming Hemagen as additional insured and loss payee.  Cliniqa shall provide a certificate of insurance identifying such coverages on the date hereof, and Hemagen shall be provided thirty (30) days notice of cancellation.

2.5           Title, Risk of Loss.  Title and risk of loss, delay or damage to the Inventory shall pass to Cliniqa upon delivery.

2.6           Reports, Audits.  RAI shall provide Cliniqa with an inventory report, not later than 10 days after the end of each month, showing the beginning balance of the Inventory, usage of inventory during the month from issued purchase orders and the balance at the end of the month.  Cliniqa agrees that it will perform spot inventory checks for certain inventory items identified by Hemagen on a monthly basis.  Cliniqa also agrees that Hemagen, at its own expense, may perform a physical inventory audit at the end of each month.  Hemagen shall inform Cliniqa no less than five days in advance of performing the audit.  Cliniqa shall use its best efforts to aid Hemagen in its audit.

2.7           Inventory Shortfall.  Cliniqa agrees that any shortfall in the monthly inventory report shall constitute a purchase of Inventory and Cliniqa shall promptly issue a purchase order for Hemagen for the Inventory.

2.8           Preferred Supplier.  For the Term of the Agreement, Cliniqa agrees that it shall purchase Inventory solely from RAI, prior to purchasing any like inventory from a third party.  If RAI desires to use any of the Inventory, it shall provide Cliniqa with a ten day written notice.  If Cliniqa desires to purchase the specific Inventory, it must promptly issue a purchase order to RAI.  RAI acknowledges that it will provide Cliniqa with sufficient notice on products that are scheduled for production or for which there are long lead times with other vendors.  If Cliniqa does not desire to purchase the specific inventory, RAI shall issue an inventory transfer order to Cliniqa for such quantity of Inventory desired to Hemagen’s facility, and the parties shall adjust consigned inventory balances accordingly.  Cliniqa shall ship the product to Hemagen, or to another party, at Hemagen’s option and charge Hemagen reasonable shipping costs.  Any products purchased by RAI pursuant to this Section 2.9 shall reduce the Minimum Purchase Commitment by the value of the Inventory agreed upon under this agreement.

2.9           Cliniqa will have the opportunity to review the most recently completed physical inventory reports to verify that sufficient inventory exists that would be purchasable under this agreement.  Should there be insufficient inventory acceptable to Cliniqa, such Minimum Purchase Commitment will be adjusted through negotiations with both Parties.

3.           PURCHASE PRICE; PAYMENT TERMS.

3.1           Purchase Price; Payment Terms.  In consideration of the delivery of Inventory pursuant to Article 2, Cliniqa shall pay to RAI the price for each Inventory item as set forth at Exhibit A (the “Purchase Price”).

3.2           Taxes.  The prices stated are exclusive of any taxes, fees, duties, licenses or levies (“Taxes”) now or hereinafter imposed upon the Inventory, or use of the Inventory.  Any Sales and Use Taxes related to the Reagents used by Cliniqa shall be paid by Cliniqa or in lieu thereof, Cliniqa shall provide an exemption certificate acceptable to the taxing authorities.  Property taxes on the consigned inventory remain the responsibility of RAI.

3.3           Payment Terms.  On the 15th and the last day of each month, RAI shall invoice Cliniqa for the Inventory purchased.  Payment terms are net thirty (30) days from the date of Hemagen’s invoice to Cliniqa.

3.4           Final Payment.  Cliniqa acknowledges that if it has not met its obligation to purchase the Minimum Purchase Commitment, net of the Inventory Credit, during the 18 months period from the effective date, Cliniqa will issue a PO for the Minimum Purchase Commitment due 18 months from the effective date and it may designate specific inventory to be transferred at the prices agreed upon under this agreement.

3.5           Non-saleable Material.  All material in consigned inventory reaching its expiration date or otherwise considered as outdated, spoiled, expired or for any reason unsaleable, is to be removed from inventory and not charged to Cliniqa, unless such damage to the inventory is caused as a direct result of Cliniqa’s negligence in maintaining and storing the inventory under proper storage conditions at Cliniqa’s facility.  The Minimum Purchase Commitment will be reduced by the value of such inventory considered non-saleable.

4.           LIMITED WARRANTY.

4.1           Limited Warranty.  With respect to any Inventory purchased pursuant to this Agreement, RAI makes those warranties expressly identified as “warranties” as are set forth in RAI’s current operating manual, catalog, or written guarantee covering such Inventory.  Any description of the Inventory contained in this Agreement, is for the sole purpose of identifying them, and any such description is not part of the basis of the bargain, and does not constitute a warranty that the Inventory shall conform to that description.  Any sample or model used in connection with this Agreement is for illustrative purposes only, is not part of the basis of the bargain, and is not to be construed as a warranty that the Inventory will conform to the sample or model.  No affirmation of fact or promise made by RAI, whether or not in this Agreement, shall constitute a warranty that the Inventory will conform to the affirmation or promise.  THE WARRANTY SET FORTH IN THIS PARAGRAPH IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT WITH RESPECT TO INTELLECTUAL PROPERTY.

5.           LIMITATION OF LIABILITY.

5.1           LIMITATION OF LIABILITY.  IN NO EVENT SHALL HEMAGEN BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY ASPECT OF THIS AGREEMENT OR THE USE OR PERFORMANCE OF HEMAGEN’S PRODUCTS.

6.           TERM AND TERMINATION.

6.1           Term.  The initial term of this Agreement shall commence on the Effective Date hereof and shall continue until the second anniversary of the Effective Date, unless terminated sooner as provided in this Agreement (the “Term”):

6.2           Termination for Default.  If Cliniqa breaches any material provision of this Agreement and if such breach is not corrected within thirty (30) days after Hemagen gives notice of the breach to Cliniqa, Hemagen may, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, terminate this Agreement immediately by giving notice of the termination, effective on the date of the notice, and declare any of the Minimum Commitment amount outstanding immediately due.  For any outstanding Minimum Commitment to be paid under this Section 6.2, Cliniqa may designate specific inventory to be transferred at the prices agreed upon under this agreement.  The right of Hemagen to terminate this Agreement, as provided in this Section 6.2, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

6.3           Termination for Insolvency.  Subject to applicable bankruptcy laws, RAI may terminate this Agreement if, at any time, Cliniqa shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of it or of its assets, or if Cliniqa proposes a written agreement of composition or extension of its debts, or if Cliniqa shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof.

6.4           Survival of Rights.  In the event of the termination of this Agreement prior to its expiration, the obligations of the Parties theretofore accrued under this Agreement shall survive, and the rights and obligations of the Parties under Sections 2.5, 3.3, 4, 5, 6, 7.5 and 8 shall survive in accordance with the terms of such Sections.

6.5           Rights Not Exclusive.  All rights to terminate, and rights upon termination, provided in this Agreement are in addition to other remedies in law or equity which may be available.

7.    MISCELLANEOUS.

7.1           Severability.  In the event that any provision of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect so long as such remaining portions do not materially change the intent of this Agreement or the right or obligations of the Parties hereunder.  If any provision of this Agreement is in conflict with any applicable statute or law in any jurisdiction, then such provision shall be deemed inoperative in such jurisdiction to the extent of such conflict and the Parties will renegotiate the affected provisions of this Agreement to resolve any inequities.  It is the intention of the Parties that, if any court or other tribunal construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision and enforce such provision in its reduced form.

7.2           Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

7.3           Notices.  Any notice or other communication required or permitted under this Agreement shall be sent by certified mail or courier service, charges prepaid, or by facsimile transmission (receipt confirmed), to the address or facsimile number specified below:

(a)           If to Hemagen:

Hemagen Diagnostics, Inc.
                9033 Red Branch Road
                Columbia, MD 21045
                Fax:           (410) 992-9861
                Attn:         William P. Hales, Chairman, President and CEO

(b)           If to Cliniqa:

Cliniqa Corporation
                774 Twin Oaks Valley Road
                San Marcos, CA 92069
                Fax:           760-744-4128
                Attn:        Kevin Gould, President

or to such other address or facsimile number as a Party may specify in a notice duly given to the sender as provided herein.  A notice will be deemed to have been given five (5) days after the date deposited in the United States mail, or two (2) days after the date deposited with a courier service or, in the case of facsimile transmission, when received.

7.4           Assignment; Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto.  Neither Party may assign any of its rights, or delegate any of its obligations, under this Agreement without the written consent of the other Party.

Notwithstanding the foregoing, either Party may, without obtaining the consent of the other Party, assign this Agreement to any Affiliate or to any entity with which it may merge or consolidate, or to which it may transfer all or substantially of its assets to which this Agreement relates.

7.5           Headings and References.  All section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.  Unless the context requires otherwise, all references in this Agreement to any section, exhibit or appendix shall be deemed and construed as references to a section of, or an exhibit or appendix to, this Agreement, and any such exhibits and appendices are hereby incorporated in this Agreement by such reference.

7.6           No Agency.  It is understood and agreed that each Party shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either Party to act as agent for the other.

7.7           No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

7.8           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against any Party whose signature appears thereon but all of which together shall constitute but one and the same instrument.

7.9           Inconsistencies.  Notwithstanding the content of Cliniqa’s purchase order, the terms of this Agreement shall take precedence over such purchase order, and any conflicting or inconsistent terms of Cliniqa’s purchase order shall be null and void.

7.10           Choice of Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A.  Any litigation or other dispute resolution between the Parties relating to this Agreement shall take place in the San Diego District of California.  The Parties consent to the personal jurisdiction of and venue in the state and federal courts within that District.

7.11           Complete Understanding.  This Agreement, including all exhibits, constitutes the entire understanding between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.  No amendment to .or modification of this Agreement shall be binding unless in writing and signed by a duly authorized representative of both Parties.

IN WITNESS WHEREOF, the Parties, through their authorized officers, have duly executed this Agreement as of the date first written above.

Hemagen Diagnostics, Inc.

By:    /s/William P. Hales
Name:  William P. Hales
Title:  Chairman, President and CEO

Cliniqa Corporation

By:    /s/Granger Haugh
Name:  Granger Haugh
Title:  President